EXHIBIT 4(c)

             Form of guaranteed minimum accumulation benefit Rider.


THIS RIDER IS PART OF THE CONTRACT TO WHICH IT IS ATTACHED. IT IS SUBJECT TO THE TERMS, CONDITIONS, AND PROVISIONS CONTAINED IN THE CONTRACT. THE PROVISIONS OF THIS RIDER WILL SUPERSEDE ANY CONFLICTING PROVISIONS OF THE CONTRACT.

DEFINITION             CONTRACT.  When this rider is attached to a Certificate
                       issued under a Group Contract, "Contract" herein means the Certificate. Otherwise, "Contract" may refer to either an individually issued Contract or Policy.

EFFECTIVE DATE         If elected upon the initial Contract application,
                       this rider is effective on the Contract's date of issue.
                       If elected after the Contract date of issue, this rider is effective on the date we issue the rider as attached to the Contract.

BENEFIT At the end of the [5th] and [10th] Contract Year from the effective date of the Guarantee Period and while this rider is in force, if Contract Value allocated to a Rider Guarantee Period is less than the Guaranteed Benefit Amount, the Company will automatically credit to that allocated Contract Value such amount as necessary so that the allocated Contract Value equals the Guaranteed Amount. The Guaranteed Period is [10] years.

                       Contract Value may be allocated to the Rider at any time after the Rider is issued. Each Contract Year, the allocation to the Rider will have its own [10 year] Guarantee Period and Guaranteed Benefit Amount. The Guaranteed Amount is defined as follows:

                        1. At the end of the [5th] Contract Year from the allocation of Contract Value to the Rider, the allocated Contract Value is guaranteed to be [105%] of the allocated amount, less adjustment for any withdrawals.

                        2. At the end of the [10th] Contract Year from the allocation of Contract Value to the Rider, the allocated Contract Value is guaranteed to be the greater of the following, less adjustment for any withdrawals:

                               (a)   [120%] of the initial allocated amount,
                                     or
                               (b)   The highest anniversary Contract Value
                                     of the allocated amount since the date
                                     of the initial allocation

COST OF RIDER          The charge for this rider as shown on the
                       information page is deducted from the Separate Account
                       Contract Value allocated to the Rider on a monthly basis until all Rider guarantees end.

INVESTMENTS            Each allocation of Contract Value to the Rider must be
                       allocated to or among the following investment options:

                       [Old Mutual VA Asset Allocation Portfolios:
                       o      Balanced Portfolio
                       o      Conservative Portfolio
                       o      Moderate Growth Portfolio
                       o
                       OM Financial Asset Allocation Models:
                       o       Conservative Model
                       o       Moderate Conservative Model
                       o       Moderate Model
                       o       Moderate Aggressive Model ]


WITHDRAWALS            Withdrawals of Contract Value will be taken
                       proportionately from any Fixed Rate accounts (if applicable) and investment options and will reduce the Guaranteed Benefit Amounts proportionately. No fund specific withdrawals are allowed when a policyholder has selected this rider.





TERMINATION OF RIDE    This rider will automatically terminate at the
                       end of the guarantee period or upon the death of the annuitant or joint annuitant. The rider cannot otherwise be terminated. Any remaining benefits under the rider will terminate at that time and no further benefits will be payable. Once terminated, the rider can be re-elected for allocations of additional Contract Value to the rider.

NONPARTICIPATING       Dividends are not payable.


Signed for the
Company
OM FINANCIAL LIFE INSURANCE COMPANY
[

/s/

President]